Exhibit 99.5

Important Notice Regarding the Availability of Proxy Materials for the WellCare Special Meeting:The Notice & Joint Proxy Statement/Prospectus are available at www.proxyvote.comWELLCARE HEALTH PLANS, INC.PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [*]SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Andrew L. Asher, Chief Financial Officer, and Anat Hakim, Secretary, and each of them, or such other individuals as the Boardof Directors may later designate, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCareregistered in the name of the undersigned, or which the undersigned may be entitled to vote, at the WellCare Special Meeting to be held at [*], on [*], at[*], Eastern Time, and at any adjournment or postponement thereof.UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPSALS 1, 2 AND 3; AND IN THE DISCRETION OF THEPROXY HOLDERS AS TO ANY OTHER MATTERS. IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.0000422961_2 R1.0.1.18

 Important Notice Regarding the Availability of Proxy Materials for the WellCare Special Meeting: The Notice & Joint Proxy Statement/Prospectus are available at www.proxyvote.com